UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE

Mail Stop 3561

      December 13, 2005

Mr. Clinton H. Howard
Chief Executive Officer
Royal BodyCare, Inc.
2301 Crown Court
Irving, Texas 75038

	Re:	Royal BodyCare, Inc.
      Form 10-K for the Year Ended December 31, 2004
		Filed March 31, 2005
      Form 10-Q for the Quarter Ended June 30, 2005
      Filed August 12, 2005
      File No. 0-50417

Dear Mr. Howard:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								William Choi
Branch Chief